Exhibit 5.1
November 7, 1997

Esquire Communications Ltd.
750 "B" Street, Suite 2350
San Diego, California  92101

Ladies and Gentlemen:

     We have acted as counsel to Esquire Communications Ltd., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the proposed sale by certain stockholders of the Company (the "Selling Stockholders") of up to 1,467,648 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), 264,751 purchase options (the "Purchase Options"), 364,751 warrants (the "Warrants") and 1,142,521 shares of Common Stock issuable upon exercise of Warrants or included as part of the Purchase Options (all such shares of Common Stock, Purchase Options and Warrants being hereinafter collectively referred to as the "Securities"). The Securities are to be issued or sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any amendments or supplements thereto.

     As such counsel, we have examined copies of the Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof, the Registration Statement (including the exhibits thereto), the minutes of various meetings of the Board of Directors of the Company, and the originals, copies or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Company and others.

     Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Securities to be offered by the Selling Stockholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

     2. The shares of Common Stock and Warrants issuable upon exercise of the Purchase Options, when issued upon exercise of the Purchase Options in accordance with their terms, will be legally issued, fully paid and non-assessable.

     3. The shares of Common Stock issuable upon exercisable of the Warrants, when issued upon exercise of the Warrants in accordance with their terms, will be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP